                                            Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-68923


                             PROSPECTUS SUPPLEMENT
                   (TO PROSPECTUS DATED FEBRUARY 16, 1999)
                               151,445 Shares

                              PLC SYSTEMS INC.

                                 Common Stock

                             --------------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

     We are offering 151,445 shares of our common stock to an institutional investor pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $555,556. The $555,556 purchase price reflects the average of recent trading prices of the common stock on the American Stock Exchange, net of a 7% discount. In addition, we will pay $30,556 in commissions on the sale of our common stock. We will not pay any other compensation in conjunction with the sale of our common stock. We have agreed to indemnify the institutional investor against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

     The proceeds to us from this offering will be $525,000. We plan to use the net proceeds for general corporate purposes, including:

     -    repaying our obligations as they become due;

     -    financing capital expenditures; and

     -    working capital.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

     On March 4, 1999, the last reported sales price of our common shares on the American Stock Exchange was $4.00 per share. Our common stock is listed on the American Stock Exchange under the symbol "PLC." The common stock sold under this prospectus supplement will be listed on the American Stock Exchange after we notify the American Stock Exchange that the shares have been issued.

     As of March 4, 1999, we have 20,058,690 shares of common stock outstanding.

GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authoriezed anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                             --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

          The date of this prospectus supplement is March 5, 1999.

                              TABLE OF CONTENTS

                                                           Page
                                                           ----
PROSPECTUS SUPPLEMENT
Plan of Distribution.. . . . . . . . . . . . . . . . . . .  S-1
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .  S-1
Market for Our Common Stock. . . . . . . . . . . . . . . .  S-2
General. . . . . . . . . . . . . . . . . . . . . . . . . .  S-2

PROSPECTUS
Risk Factors.. . . . . . . . . . . . . . . . . . . . . . .    2
Highlights of Our Company. . . . . . . . . . . . . . . . .    8
Recent Developments. . . . . . . . . . . . . . . . . . . .    9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .    9
Plan of Distribution . . . . . . . . . . . . . . . . . . .    9
Legal Matters. . . . . . . . . . . . . . . . . . . . . . .   10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . .   10
Where You Can Find More Information. . . . . . . . . . . .   10


                                 PROSPECTUS

                          DATED FEBRUARY 16, 1999.

                                 $12,000,000

                              PLC SYSTEMS INC.

                                COMMON STOCK

                             --------------------

     This prospectus will allow us to issue common stock over time. This means:

     -    we may issue up to $12,000,000 of common stock from time to time.

     - we will provide a prospectus supplement each time we issue common stock.

     - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document.

     - you should read this document and any prospectus supplement carefully before you invest.

     Our common stock is traded on the American Stock Exchange under the symbol "PLC". On February 16, 1999, the last reported sale price for the common stock on the American Stock Exchange was $5.25 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                             --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

             The date of this prospectus is February 16, 1999.

                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision.

OUR COMPANY HAS A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES

     PLC Systems Inc. was founded in 1987 and is still developing its principal product. We have incurred operating losses in every year of our existence except 1995. We incurred net losses of $1,540,000 million for the year ended December 31, 1996 and $14,404,000 million for the year ended December 31, 1997. For the nine months ended September 30, 1998, we incurred a net loss of $13,344,000. As of September 30, 1998, we have an accumulated deficit of $64,877,000. We have not achieved profitability and expect to continue to incur net losses for at least the next fiscal year. Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

OUR COMPANY IS DEPENDENT ON ONE PRINCIPAL PRODUCT

     We develop and market one principal product: a patented high-powered carbon dioxide laser system known as The Heart Laser System. Approximately 93.2% of our revenue in the fiscal year ended December 31, 1997 and 83.4% in the nine month period ended September 30, 1998 was derived from The Heart Laser System.

IN ORDER TO COMPETE EFFECTIVELY, WE NEED TO GAIN COMMERCIAL ACCEPTANCE

     The Heart Laser System is designed for use in the treatment of coronary artery disease in a surgical laser procedure we pioneered known as transmyocardial revascularization. Transmyocardial revascularization is commonly referred to in our industry as "TMR." TMR is a new technology that is only recently becoming known. We may never achieve widespread commercial acceptance. To be successful, we need to:

     - demonstrate to the medical community in general, and to heart surgeons and cardiologists in particular, that TMR procedures and The Heart Laser System are effective, relatively safe and cost effective; and

     - train heart surgeons to perform TMR procedures using The Heart Laser System.

To date, we have trained only a limited number of heart surgeons and will need to expand our marketing and training capabilities.

     Over 4,000 patients have been treated with TMR procedures using the Heart Laser System in the United States and overseas. As of September 30, 1998, we have shipped The Heart Laser System to 36 sites in the United States and 71 sites overseas. Although a number of research studies, including one conducted by the Texas Heart Institute, have reported favorably on The Heart Laser System, we have not yet received widespread commercial acceptance. If we are unable to maintain regulatory approvals or to achieve widespread commercial acceptance of The Heart Laser System, our business, financial condition and results of operations will be materially and adversely affected.

RESULTS OF LONG-TERM CLINICAL STUDIES MAY ADVERSELY AFFECT OUR BUSINESS

     Patients have only been treated with The Heart Laser System since January 1990, and, as a result, there have been few long-term follow-up studies. If patients suffer harmful, long-term consequences from The Heart Laser System, our business, financial condition and results of operations will be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD MAKE THE HEART LASER SYSTEM OBSOLETE

     Our industry is characterized by rapid technological change and intense competition. New technologies and products and new industry standards will develop at a rapid pace. They could make The Heart Laser System obsolete. The advent of new devices and procedures and advances in new drugs and genetic engineering are especially threatening. Our future success will depend upon our ability to develop and introduce a variety of product enhancements to address the increasingly sophisticated needs of our customers. Material delays in introducing product enhancements may cause customers to forego purchases of our product and purchase those of our competitors.

     Many of our competitors have substantially greater financial resources and are in a better financial position to exploit marketing and research and development opportunities. Most of our direct competitors are using a different type of laser than ours, including holmium and excimer lasers. Several of the companies that have entered the market are developing less invasive methods of performing TMR procedures. These new methods may eliminate the need to make an incision in the patient's chest, reducing costs and speeding recovery.

WE MUST RECEIVE AND MAINTAIN GOVERNMENT APPROVAL IN ORDER TO MARKET OUR PRODUCT

     GENERAL

     The Heart Laser System and our manufacturing activities are subject to extensive, rigorous and changing federal and state regulation in the United States and to similar regulatory requirements in other major markets, including the European Community and Japan. To date, we have received regulatory approval in the United States and the European Community, but not in Japan. Without regulatory approval, we cannot market The Heart Laser System in Japan. Even if granted, regulations may significantly restrict the use of The Heart Laser System. The process of obtaining and maintaining required regulatory approval is lengthy, expensive and uncertain.

     UNITED STATES -- ALTHOUGH WE HAVE RECEIVED FDA APPROVAL, THE FDA HAS RESTRICTED THE USE OF THE HEART LASER SYSTEM AND COULD REVERSE ITS APPROVAL AT ANY TIME

      In August 1998, we became the first company to receive FDA approval to market a laser system for TMR procedures. However, the FDA:

     - has not allowed us to market the Heart Laser System to treat patients whose condition is amenable to conventional treatments, such as heart bypass surgery and angioplasty; and

     - could reverse its ruling and prohibit use of The Heart Laser System at any time.

     EUROPE -- ALTHOUGH WE HAVE RECEIVED REGULATORY APPROVAL FROM THE EUROPEAN COMMUNITY, THE EUROPEAN COMMUNITY COULD REVERSE ITS APPROVAL AT ANY TIME AND FRANCE HAS PROHIBITED USE OF THE HEART LASER SYSTEM

     The Heart Laser System received the CE Mark, which is similar to FDA
approval, from the European Community in 1995.   The CE Mark allows us to
market The Heart Laser System in all European Community countries.  However:

     - The European Community could reverse its ruling and prohibit use of The Heart Laser System at any time; and

     -    We cannot market The Heart Laser System in France.

Despite receiving the CE Mark, The French Ministry of Health instituted a commercial moratorium on TMR procedures in October 1997. In its opinion, the procedure is considered to be experimental and should only be performed within the context of a clinical study. An evaluation of the safety of The Heart Laser System is currently under review by a panel of French experts. We have provided our clinical results to the panel and are actively working to have this moratorium lifted.
 There is no assurance when or if we will be successful.

     ASIA -- WE CANNOT MARKET OUR PRODUCT IN MAJOR ASIAN MARKETS UNTIL WE RECEIVE GOVERNMENT APPROVAL

     We believe that Japan represents the largest potential market for The Heart Laser System in Asia. Prior to marketing The Heart Laser System in Japan, we must receive approval from the Japanese Ministry of Health and Welfare. This approval requires a clinical study in Japan with at least 60 patients. We submitted the results of this study to the Japanese Ministry of Health and Welfare in December 1998. We do not know whether the clinical study will be sufficient or when, if ever, we will receive approval from the Japanese Ministry of Health.

     Additional regulatory applications are pending in China, Taiwan and South Korea. We cannot be sure when, if at all, we will obtain regulatory approval in any particular country.

ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS MAY IMPACT RESULTS OF OPERATION REGARDLESS OF SUCCESS

     In our industry, competitors often assert intellectual property infringement claims against one another. The success of our business depends on our ability to successfully defend our intellectual property. Future litigation may have a material impact on our financial condition even if we are successful in marketing The Heart Laser System. We may not be successful in defending or asserting our intellectual property rights.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS; OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER DAMAGES

     We may be subject to product liability claims. A recent United States Supreme Court decision held that compliance with FDA regulations will not shield a company from common-law negligent design claims or manufacturing and labeling claims based on state rules. Although we have product liability insurance with an yearly aggregate maximum of $10 million, we cannot be sure that our insurance is adequate to cover any product liability law suits. Our insurance is expensive and in the future may not be available on acceptable terms, if at all. If a successful product liability claim or series of claims exceeded our insurance coverage, it would divert the attention of our key personnel, degrade the reputation and marketability of our technology and products, and could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE BEEN SUED FOR ALLEGED VIOLATIONS OF SECURITIES LAW

     In July 1997, an FDA advisory panel recommended against approval of our application to market The Heart Laser System. Following this recommendation, we were named as defendant in 21 purported class action lawsuits filed between August 1997 and November 1997 in the United States District Court for the District of Massachusetts. The lawsuits seek an unspecified amount of damages in connection with alleged violations of the federal securities laws based on our failure to obtain a favorable FDA panel recommendation in 1997. Nineteen of these complaints have been consolidated by the court into a
single action for pretrial purposes and two suits have been dismissed.   We
have filed motions to dismiss all of the remaining claims. However, our motions to dismiss these claims may not be successful. We have also been named as a defendant in a lawsuit filed in Massachusetts Superior Court in September 1998. This suit seeks over $2 million in damages for alleged negligent misrepresentations and fraud arising from our failure to obtain a favorable FDA recommendation in 1997. We cannot make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of these lawsuits, but an unfavorable outcome could have a material adverse affect on our business, financial position and results of operations. We may
not be able to pay the amount of any judgment against us.   We believe that
we have valid defenses to these litigation matters and intend to conduct a vigorous defense.

We may not earn a favorable return with the proceeds of this offering

     Our management can spend most of the proceeds from this offering in ways with which you may not agree. We cannot predict that the proceeds will be invested to yield a favorable return.

BECAUSE WE ARE INCORPORATED IN BRITISH COLUMBIA, YOU ARE RESTRICTED IN ELECTING DIRECTORS

     We are currently incorporated under the laws of British Columbia. Under British Columbia law, a majority of our directors must be residents of Canada and at least one director must be a resident of British Columbia. As a result, you may be limited with respect to the persons that you can nominate and elect as directors.

       We plan to change our place of incorporation from British Columbia, Canada, to the Yukon Territory, Canada, by May of 1999 to eliminate the restrictions on who may be a director. Our stockholders have already approved the change in our place of incorporation.

BECAUSE WE ARE INCORPORATED IN CANADA, YOU MAY NOT BE ABLE TO ENFORCE JUDGMENTS AGAINST US AND OUR CANADIAN DIRECTORS

     Under Canadian law, you may not be able to enforce a judgment issued by courts in the United States against us or our Canadian directors. The status of the law in Canada is unclear as to whether a U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada. You will still be subject to this risk even after we change the place of our incorporation to the Yukon Territory.

ANTITAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

     Provisions of British Columbia law could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. Specifically, British Columbia law requires any person who makes a tender offer that would increase the person's stock ownership to more than 20% of our outstanding common stock to make a tender offer for all of our common stock. These provisions could prevent you from realizing the premium return that stockholders may realize in conjunction with corporate takeovers.
 You will still be subject to this risk even after we change the place of our incorporation to the Yukon Territory.

     In addition, our Articles provide for three classes of directors, with one-third elected each year for a three year term. These provisions may have the effect of delaying or preventing a corporate takeover or a change in our management. This could adversely affect the market price of your common stock.

MARKET PRICE OF OUR STOCK MAY FALL IF OTHER STOCKHOLDERS SELL THEIR STOCK

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

     As of February 12, 1999 and before this offering, we have 19,739,647 shares of common stock outstanding. Of these shares, approximately 18,550,000 shares are eligible for sale in the public market. An undetermined number of shares may be issued as part of this offering.

THE VALUE OF YOUR COMMON STOCK MAY DECREASE IF OTHER SECURITY HOLDERS EXERCISE THEIR OPTIONS AND WARRANTS OR CONVERT THEIR DEBT INTO COMMON STOCK

     As shown in the table below, we have reserved an additional 3,126,291 shares of common stock for future issuance upon exercise or conversion of outstanding options, redeemable warrants and convertible debt.


                                              Weighted Average    Shares Reserved
                        Range of Exercise/       Exercise/          for Future
                        Conversion Prices     Conversion Price       Issuance
                        ------------------    ----------------    ---------------
 Options                 $3.69 - $8.88              $5.26            2,808,162

 Redeemable Warrants    $15.78 - $27.81            $21.33              154,864

 Convertible Debt            $6.125                $6.125              163,265
                                                                     ---------
 Total                                                               3,126,291
                                                                     ---------
                                                                     ---------

We plan to issue additional options and warrants in the future. If any of these securities are exercised or converted, you may experience significant dilution in the market value and earnings per share of your common stock.

IF WE ARE UNABLE TO RAISE NEEDED FUNDS, YOUR INVESTMENT COULD BE ADVERSELY AFFECTED

     We believe that the proceeds from this offering and existing revenues will be sufficient to meet our cash requirements for the next 12 months. However, we may be unable to raise the total amount of proceeds covered by this prospectus. Furthermore, we may have unforeseen problems in obtaining government approval and commercial acceptance of The Heart Laser System or we may incur unanticipated decreases in operating revenues or increases in expenses. Any of these events may adversely impact our capital resources, requiring us to raise additional funds to finance continued research and development, production, and sales efforts. In such an event, we will need to obtain financing through sale of debt or equity securities, bank financing, joint ventures or other means. We may not be able to raise additional capital upon satisfactory terms and our business, financial condition and results of operations could be materially and adversely affected.

WE HAVE NO INTENTION TO PAY DIVIDENDS

     We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

THE YEAR 2000 PROBLEM COULD CAUSE US TO EXPERIENCE MANUFACTURING DELAYS

     The Year 2000 problem is the result of computer programs that use two digits rather than four to define the applicable year. On January 1, 2000, computer equipment and programs that have time-sensitive software may not be able to distinguish whether "00" means 1900 or 2000. This could cause a major system failure or could create erroneous results. We could be unable to process transactions, send invoices, or engage in similar business activities. We may also be vulnerable to other companies' Year 2000 issues.

     In the last two months, we formed a task force to determine what if any Year 2000 compliance issues we face. The task force has developed and implemented a Year 2000 readiness plan that defines compliance and sets critical milestones to identify any deficiencies and correct them. We identified three basic operational areas that have been and will continue to be examined:

     - Products -- products we sell, products we have sold previously, and products of our most significant suppliers;

     - Business Systems -- computer hardware and software we use to operate our business, including purchasing, manufacturing, sales and finance; and

     -    Peripherals -- our telephone, e-mail, security and shipping systems.

     In 1998, we tested The Heart Laser System and believe that it is Year 2000 compliant. In addition, we spent approximately $200,000 on new enterprise resource planning system software that the vendor has represented is Year 2000 compliant. This new software system replaced substantially all of our previous financial software system. Our current estimates of the impact of the Year 2000 problem on our operations and financial results do not include costs and time that may be incurred as a result of our vendors' or customers' failure to become Year 2000 compliant.

     Despite investigation and testing by us and our business partners, our products may contain errors or defects associated with Year 2000 date functions. We believe that our new enterprise resource planning software substantially addresses our material Year 2000 risks; however, we are continuing to test our secondary systems and continuing to investigate third party compliance efforts. On a worst case scenario, known and unknown errors and defects that affect the operation of our products or software could result in:

     -    delay or loss of revenue;

     -    cancellation of customer contracts;

     -    diversion of product development resources;

     -    damage to our reputation; and

     -    increased service, warranty and litigation costs.

     Furthermore, we have not developed a Year 2000 contingency plan to address any failure of our Year 2000 compliance review to identify and correct significant Year 2000 risks. Development of contingency plans is in progress and will continue during calendar year 1999. Such plans could include stockpiling inventory parts and raw materials, accelerating replacement of affected equipment or software, using back-up equipment and software, developing temporary manual procedures to compensate for system deficiencies, and identifying alternative Year 2000 capable suppliers. We cannot be sure that our contingency plans will adequately address the year 2000 problem. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN FORWARD-LOOKING STATEMENTS

     This prospectus and information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of
1934.   Forward-looking statements deal with our current plans and expectations and involve known and unknown risks and uncertainties. Statements containing terms such as:

     -    believes
     -    does not believe
     -    plans
     -    expects
     -    intends
     -    estimates
     -    anticipates

and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

     No forward-looking statement is a guarantee of future performance. Our actual results could differ materially from those anticipated in these
forward-looking statements.   We make cautionary statements in certain
sections of this prospectus, including in the risk factors identified above, and in materials incorporated by reference into this prospectus. You should read these cautionary statements as being applicable to all related forward-looking statements, wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases. You should not place undue reliance on any forward-looking statement.

                           HIGHLIGHTS OF OUR COMPANY

OUR PRINCIPAL PRODUCT -- THE HEART LASER SYSTEM

     We believe that The Heart Laser System may:

     - be used to treat patients who cannot be helped by conventional treatments;

     - provide an additional or alternative therapy to conventional treatments of coronary artery disease, such as coronary artery bypass graft surgery and balloon angioplasty; and

     - lead to lower treatment costs, decreased hospital stays, quicker recovery, reduced trauma and side effects, and improved quality of life for patients who suffer from severe heart disease.

HOW THE HEART LASER SYSTEM WORKS

     TMR procedures, performed with The Heart Laser System, create new channels in the heart. These channels are believed to permit oxygenated blood to flow from the inside of the heart to areas of the heart muscle that are not fully functional because of coronary artery disease. Through a small incision between a patient's ribs, a heart surgeon uses The Heart Laser System to make 20 to 40 tiny channels from the outside of the heart muscle into the cavity of the heart holding oxygenated blood. Because we designed The Heart Laser System to be used on a beating heart, it does not require the use of a heart-lung machine or a blood transfusion. The Heart Laser System also utilizes patented technology to synchronize the firing of the laser with the patient's heartbeat. The laser fires when the heart is relatively still, reducing the risk of harm that has occurred when TMR procedures are performed without synchronization.

OUR PRODUCT AND SURGICAL PROCESS ARE PATENTED

     Since April 1992, we have received 17 United States patents, including 12 which relate to TMR procedures performed with The Heart Laser System and related technologies. Twelve additional United States patent applications are pending. We have also received eight patents internationally and have a number of patent applications pending in international patent offices. We expect to continue to file domestic and foreign patent applications on various enhancements of The Heart Laser System.

GENERAL INFORMATION AND WEB SITE ADDRESS

     We incorporated pursuant to the Company Act of British Columbia, Canada on March 3, 1987. Our principal offices are located at 10 Forge Park, Franklin, Massachusetts 02038. Our telephone number is (508) 541-8800. For more information, please refer to our web site at www.plcmed.com.

                                RECENT DEVELOPMENTS

FAVORABLE SETTLEMENT OF PATENT LITIGATION

     In January 1999, we settled all outstanding litigation between our company and a competitor. Under the settlement, CardioGenesis Corporation agreed that patents covering our heart-synchronized laser system are valid and enforceable. The United States patent and related international patents cover our synchronization technology, a critical factor in ensuring the safety of TMR procedures. As part of the settlement, CardioGenesis must pay:

     -    a minimum of $2.5 million to us over the next 42 months; and

     - so long as the patents remain valid, license fees and ongoing royalties through at least 2009.

INSURANCE REIMBURSEMENT OF TMR PROCEDURES

     HCFA RECOMMENDS MEDICARE COVERAGE FOR TMR PROCEDURES

     On January 26, 1998, the Health Care Financing Administration (HCFA) released a draft decision memorandum recommending that Medicare provide coverage for TMR procedures performed with FDA approved devices. The Heart Laser System is the only device that has obtained FDA approval for commercial use. Although HCFA's recommendation is a significant step that will lead to Medicare reimbursement of TMR procedures, there may be a delay before hospitals and other health care providers actually receive reimbursement for TMR procedures. Moreover, there is no assurance that Medicare reimbursement, when provided, will be adequate to cover the cost of TMR procedures.

     BLUE CROSS/BLUE SHIELD PASSES FAVORABLE TECHNOLOGY REVIEW FOR TMR
     PROCEDURES

     On January 25, 1999, Blue Cross and Blue Shield Association's Technology Evaluation Center completed a favorable assessment of TMR procedures. Although the Blue Cross and Blue Shield finding does not guarantee reimbursement by third-party payers, it is a significant step that could eventually lead to reimbursement of TMR procedures by third-party payers.

                               USE OF PROCEEDS

     We plan to use the net proceeds from the sale of the common stock for general corporate purposes, including working capital, capital expenditures and the repayment or refinancing of debt. Each time we sell the common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from the common stock sold at that time.

                             PLAN OF DISTRIBUTION

     We may offer the common stock:

     -    directly to purchasers;

     -    to or through underwriters;

     -    through dealers, agents or institutional investors; or

     -    through a combination of such methods.

     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     - the identity of any underwriters, dealers, agents or institutional investors who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers, or agents;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber & Strickland, P.C. of Denver, Colorado, and DuMoulin Black of Vancouver, British Columbia.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     Our common stock is listed on the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Reports, proxy statements and other information concerning our Company can be reviewed at the American Stock Exchange.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock:

     -    Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998;

     - Current Reports on Form 8-K, filed August 21, and January 13, 25, and 26, 1999; and

     - The description of our common stock contained in our registration statement on Form 8-A, filed August 21, 1992, and amended September 11 and October 19, 1992.

We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

               Jennifer Miller, Esq.
               General Counsel
               PLC Systems Inc.
               10 Forge Park
               Franklin, Massachusetts 02038
               (508) 541-8800

You may also want to refer to our web site at www.plcmed.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                  Table of Contents

                                                           Page
                                                           ----
Risk Factors.. . . . . . . . . . . . . . . . . . . . . . .   2
Highlights of Our Company. . . . . . . . . . . . . . . . .   8
Recent Developments. . . . . . . . . . . . . . . . . . . .   9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .   9
Plan of Distribution . . . . . . . . . . . . . . . . . . .   9
Legal Matters. . . . . . . . . . . . . . . . . . . . . . .  10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . .  10
Where You Can Find More Information. . . . . . . . . . . .  10



                                 COMMON STOCK,
                                 NO PAR VALUE


                               PLC SYSTEMS INC.


                                  PROSPECTUS


                              FEBRUARY 16, 1999